Exhibit 21.1


                              List of Subsidiaries
                              --------------------



Community Distributors, Inc. is a subsidiary of CDI Group, Inc.

CDI Group, Inc. has no other subsidiaries.

Community Distributors, Inc. has no subsidiaries.